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                                                                    EXHIBIT 99.1

[WEATHERFORD LOGO]                                         News Release


WEATHERFORD ANNOUNCES PUBLIC OFFERING OF SENIOR NOTES

HOUSTON, October 2, 2003 - - Weatherford International Ltd. (NYSE: WFT) today announced that it has commenced an offer to sell $250,000,000 of senior notes due 2013. Deutsche Bank Securities and Merrill Lynch & Co. will act as joint book-running managers for the offering. The senior notes have been assigned ratings of BBB+ by Standard and Poor's Rating Services and Baa1 by Moody's Investors Service.

Copies of the prospectus and prospectus supplement related to this offering may be obtained from Merrill Lynch & Co. at 4 World Financial Center, New York, New York 10080.

This press release is not an offer to sell or a solicitation of an offer to buy, nor shall there be any sales of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful before the registration or qualification under the securities laws of any such state or jurisdiction.

Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry.

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Contact: Lisa Rodriguez (713) 693-4746


This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations and the successful integration of the plan of restructuring, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.'s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand for and pricing of Weatherford's products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.